Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION

AUSTIN, TEXAS, (May 23, 2016) - Forestar Group Inc. (the “Company” or “Forestar”) (NYSE: FOR) today announced that it and its wholly-owned subsidiary, Forestar (USA) Real Estate Group Inc. (“Forestar USA,” and, together with the Company, the “Offerors”), have commenced a cash tender offer to purchase any and all of Forestar USA’s outstanding $220.8 million aggregate principal amount of 8.500% Senior Secured Notes due 2022.

As part of the tender offer, the Offerors are soliciting consents for amendments that would eliminate or modify certain covenants, events of default and other provisions contained in the indenture governing the notes (upon the receipt of consents representing at least a majority of the aggregate principal amount of the notes then outstanding), as well as effect the release of the subsidiary guarantees and the collateral securing the notes (upon the receipt of consents representing at least 66 ⅔% of the aggregate principal amount of the notes then outstanding). Holders who tender their notes will be deemed to consent to all of the proposed amendments and holders may not deliver consents without tendering their notes. The tender offer and consent solicitation is being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated May 23, 2016, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

The tender offer will expire at midnight, New York City Time, on June 20, 2016, unless the tender offer is extended or earlier terminated (the “Expiration Date”). Under the terms of the tender offer and consent solicitation, holders of the notes who validly tender and do not withdraw their notes prior to 5:00 p.m., New York City Time, on June 6, 2016 (as such time and date may be extended, the “Early Tender Deadline”) and whose notes are accepted for purchase, will receive the “Total Consideration” set forth in the table below, which is equal to the “Purchase Price” plus an early tender premium of $30.00 per $1,000 principal amount of tendered notes. Holders of notes who validly tender their notes after the Early Tender Deadline but on or before the Expiration Date, and whose notes are accepted for purchase, will receive only the Purchase Price.

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Purchase Price (1)	Early Tender Premium (1)	Total Consideration (1)(2)
8.500% Senior Secured Notes due 2022	346234AB3	$219,990,000	$1,065.00	$30.00	$1,095.00
8.500% Senior Secured Notes due 2022	U34552AB2	$820,000	$1,065.00	$30.00	$1,095.00
_________________

(1)	Per $1,000.00 principal amount of notes validly tendered and accepted for purchase.

(2)	Inclusive of Early Tender Premium.

The Offerors reserve the right but are under no obligation, at any point following the Early Tender Deadline and before the Expiration Date, to accept for purchase any notes validly tendered and not subsequently withdrawn at or prior to the Early Tender Deadline, subject to satisfaction or waiver of the conditions to the tender offer. In addition to the Total Consideration or the Purchase Price, as the case may be, holders whose notes are accepted in the tender offer will receive accrued and unpaid interest from and including the most recent interest payment date (which is expected to be June 1, 2016), and up to, but excluding, the applicable settlement date.

The tender offer and consent solicitation is contingent upon the satisfaction of certain customary conditions. If any of the conditions are not satisfied, the Offerors are not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes and may terminate the tender offers and consent solicitations.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Jefferies LLC will act as Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Jefferies at (888) 708-5831 (toll free) or (203) 363-8273 (collect). Requests for documents relating to the tender offer and consent solicitation may be directed to Ipreo LLC, the Information Agent, at (888) 593-9546 or (212) 849-3880 (banks and brokers).

Forestar is a residential and mixed-use real estate development company. The Company owns directly or through ventures interests in 57 residential and mixed-use projects comprised of 7,000 acres of real estate located in 11 states and 15 markets. The Company also owns approximately 590,000 net acres of oil and gas fee minerals located in Texas, Louisiana, Georgia and Alabama. The Company has water interests in 1.5 million acres which include a 45 percent nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes or sold from 1.4 million acres in Texas, Louisiana, Georgia and Alabama, and 20,000 acres of groundwater leases in central Texas. The Company’s non-core assets include 87,000 acres of timberland and undeveloped land, and commercial and income producing properties, which consist of three multifamily projects and two multifamily sites. Forestar operates in three business segments: real estate, oil and gas and other natural resources.

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. Forestar notes that a variety of factors and uncertainties could cause its actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; market demand for our non-core assets; changes in commodity prices; opportunities (or lack thereof) that may be presented to the Company and that Forestar may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of its businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the Company’s control. Except as required by law, Forestar expressly disclaims any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.